Press Release

November 3, 2025
Otter Tail Corporation Announces Third Quarter Earnings, Increases Annual Earnings Guidance and Uplifts Long-Term Financial Targets
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended September 30, 2025.
SUMMARY
•Produced diluted earnings per share of $1.86 in the third quarter of 2025.
•Increased the midpoint of the 2025 earnings guidance by $0.21 to $6.47.
•Updated our electric utility’s five-year rate base compounded annual growth rate to 10% from 9%.
•Increased our long-term earnings per share growth rate target to 7% to 9%.
CEO OVERVIEW
“We are pleased with our third quarter financial results,” said President and CEO Chuck MacFarlane. “Our team members continue to execute well on our growth plan despite dynamic market conditions. Due to strong Plastics segment performance, and our revised expectations for the remainder of the year, we are increasing and tightening our 2025 diluted earnings per share guidance to a range of $6.32 to $6.62 from $6.06 to $6.46.
“Otter Tail Power continues to deliver on our significant rate base growth plan and regulatory priorities. In October, we filed a request with the Minnesota Public Utilities Commission to increase our rates by approximately $44.8 million, or 17.7 percent. The increase is largely driven by customer-focused infrastructure investments supporting immediate and long-term reliability, grid resilience efforts, accelerated recovery of Coyote Station and the impact of inflation since our last rate review five years ago. Even with the proposed increase, Otter Tail Power will continue to have some of the lowest electric rates in the region and country. We remain committed to providing safe, reliable and affordable electric service to our customers.
“Our Manufacturing segment businesses continue to face end market demand headwinds. Sales volumes remain below historic levels after sharply declining in the third quarter of 2024. Our cost structure is aligned with current business volumes and we remain well positioned to respond when industry conditions improve. Our quarterly financial results reflect our lower cost structure and improved productivity compared to the same time last year.
“Plastics segment performance exceeded expectations in the third quarter even as our product pricing continues to decline. We continue to benefit from lower input material costs and the new large diameter pipe capacity we added late last year. Additionally, the second phase of our Vinyltech expansion project is progressing well and we look forward to further increasing our capacity in early 2026.
“We are introducing our new five-year capital spending plan and revised long-term financial targets. Otter Tail Power’s new investment plan totals $1.9 billion and is expected to produce a rate base compounded annual growth rate of 10 percent. Driven by our updated capital investment plan, we are updating our targeted long-term earnings per share growth rate to 7 to 9 percent, resulting in a targeted total shareholder return of 10 to 12 percent.
“We remain optimistic about the fundamentals of our business and confident in our ability to deliver on our growth plan. Our customer-focused investments position us to provide high-quality electric service and products to our customers while delivering on our investment targets over the long-term. The combination of a high-performing utility coupled with our strategic diversification continues to serve us and our stakeholders well.”
QUARTERLY DIVIDEND
On November 3, 2025, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.525 per share. This dividend is payable December 10, 2025 to shareholders of record on November 14, 2025.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the nine months ended September 30, 2025 was $288.9 million compared to $322.8 million for the nine months ended September 30, 2024. The decrease in cash provided by operating activities was primarily due to the timing of fuel cost and rider recoveries from our utility customers and a decrease in earnings.
Investing activities for the nine months ended September 30, 2025 included capital expenditures of $213.3 million. Capital expenditures during the period were largely within our Electric segment and included investments in our wind repowering and other projects.

Financing activities for the nine months ended September 30, 2025 included the issuance of $100.0 million of long-term debt at Otter Tail Power; the proceeds of which were used to repay short-term borrowings, fund capital investments, and support operating activities. Financing activities for the nine months ended September 30, 2025 also included net repayments of short-term borrowings totaling $69.6 million and dividend payments of $66.0 million.
As of September 30, 2025, we had $170.0 million and $209.5 million of available liquidity under our Otter Tail Corporation and Otter Tail Power credit facilities, respectively, along with $325.8 million of available cash and cash equivalents, for total available liquidity of $705.3 million.
SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended September 30,
($ in thousands)	2025	2024	Change	% Change
Operating Revenues	$138,597	$130,380	$8,217	6.3%
Net Income	27,308	28,530	(1,222)	(4.3)

Retail MWh Sales	1,373,054	1,304,446	68,608	5.3%
Heating Degree Days	25	2	23	n/m
Cooling Degree Days	326	378	(52)	(13.8)
The following table shows heating and cooling degree days as a percent of normal.

	Three Months Ended September 30,
	2025	2024
Heating Degree Days	61.0%	4.7%
Cooling Degree Days	93.1%	111.5%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions for the three months ended September 30, 2025 and 2024.

	2025 vs Normal	2025 vs 2024	2024 vs Normal
Effect on Diluted Earnings Per Share	$(0.01)	$(0.02)	$0.01
Operating Revenues increased $8.2 million primarily due to increased fuel recovery revenue, increased sales volumes excluding the impact of weather, and increased rider revenue, primarily driven by the recovery of our investments in our wind repowering projects. These increases were partially offset by the impact of seasonal rate differences between interim and final rates in North Dakota, which went into effect in March 2025. The impact of unfavorable weather compared to the same period last year also negatively impacted operating revenues.
Net Income decreased $1.2 million primarily due to the impacts of lower pension-related income and unfavorable weather, as well as increased depreciation expense associated with our rate base investments. The impact of these changes was partially offset by a decrease in operating and maintenance expenses.
Manufacturing Segment

	Three Months Ended September 30,
(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$76,951	$79,896	$(2,945)	(3.7)%
Net Income	3,916	2,174	1,742	80.1
Operating Revenues decreased $2.9 million primarily due to an 8% decrease in sales volumes, with declines experienced across several end markets, including lawn and garden, agriculture, and horticulture. Sales volumes were down due to continued soft demand and inventory management efforts by manufacturers and dealers amid continued challenging market conditions. The impact of lower sales volumes was partially offset by a 3% increase in steel costs, which are passed through to customers.
Net Income increased $1.7 million primarily due to improved production efficiencies, as our cost structure is aligned with the current demand environment. The timing of pass-through steel cost fluctuations and increased labor productivity resulted in increased margins compared to the same period last year. Lower sales volumes, as described above, and an increase in general and administrative and income tax expenses, partially offset the impact of increased profit margins.

Plastics Segment

	Three Months Ended September 30,
(in thousands)	2025	2024	$ Change	% Change
Operating Revenues	$110,015	$127,757	$(17,742)	(13.9)%
Net Income	43,495	54,479	(10,984)	(20.2)
Operating Revenues decreased $17.7 million primarily due to a 17% decrease in sales prices compared to the same period last year, continuing the decline in product pricing from peak levels in late 2022. The impact of decreased sales prices was partially offset by a 4% increase in sales volumes, primarily driven by increased production capacity following the completion of our expansion project at Vinyltech in late 2024.
Net Income decreased $11.0 million primarily due to decreased sales prices, as described above, partially offset by a 16% decrease in PVC resin and other input material costs and the 4% increase in sales volumes.
Corporate

	Three Months Ended September 30,
(in thousands)	2025	2024	$ Change	% Change
Net Income	$3,573	$296	$3,277	n/m
Net Income increased $3.3 million primarily due to decreases in costs associated with workers’ compensation and employee health insurance claims, as well as an increase in income tax benefits compared to the same period last year.
2025 OUTLOOK
We are increasing our 2025 diluted earnings per share guidance to a range of $6.32 to $6.62. We expect our earnings mix in 2025 to be approximately 36% from our Electric segment and 64% from our Manufacturing and Plastics segments, net of corporate costs. Our anticipated earnings mix in 2025 deviates from our long-term expected earnings mix of 70% Electric / 30% Non-Electric as we expect Plastics segment earnings to remain elevated in 2025 compared to our long-term view of normal earnings for this segment.
The segment components of our 2025 diluted earnings per share guidance compared with actual earnings for 2024 are as follows:

	2024 EPS by Segment	2025 EPS Guidance		2025 EPS Guidance
		August 4, 2025		November 3, 2025
		Low	High	Low	High
Electric	$2.16	$2.29	$2.35	$2.31	$2.35
Manufacturing	0.33	0.21	0.27	0.22	0.26
Plastics	4.77	3.64	3.88	3.86	4.05
Corporate	(0.09)	(0.08)	(0.04)	(0.07)	(0.04)
Total	$7.17	$6.06	$6.46	$6.32	$6.62
Return on Equity	19.3%	14.5%	15.3%	15.1%	15.7%
The following items contribute to our revised 2025 earnings guidance:
Electric Segment - We are increasing the midpoint of our earnings expectation and narrowed our guidance range. Our updated guidance is primarily based on better than expected financial results in the third quarter of 2025, largely driven by higher than anticipated sales volumes.
Manufacturing Segment - We are maintaining the midpoint of our earnings expectation but narrowing the range of our guidance.
Plastics Segment - We are increasing our earnings expectation and narrowing the range of our guidance based on:
•Better than expected financial results in the third quarter of 2025, and
•Lower material costs anticipated for the remainder of the year, as the forecasted price of PVC resin has declined.
Corporate Costs - We are narrowing our guidance range based on year-to-date results and expectations for the remainder of the year.

CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2024, as well as anticipated annual capital expenditures for the current year ending December 31, 2025, and the subsequent five years, along with electric utility average rate base and annual rate base growth:

(in millions)	2024	2025	2026	2027	2028	2029	2030	2026 - 2030 Total
Electric Segment:
Renewable Generation	$134	$108	$169	$177	$154	$4	$6	$510
Transmission	60	60	88	183	208	206	309	994
Distribution	46	83	50	49	53	54	57	263
Other	61	49	47	37	24	23	20	151
Total Electric Segment	$301	$300	$354	$446	$439	$287	$392	$1,918
Manufacturing and Plastics Segments	58	21	31	27	29	23	19	129
Total Capital Expenditures	$359	$321	$385	$473	$468	$310	$411	$2,047

Total Electric Utility Average Rate Base	$1,892	$2,115	$2,360	$2,647	$2,998	$3,210	$3,413
Annual Rate Base Growth	8.6%	11.8%	11.6%	12.2%	13.3%	7.1%	6.3%
Our capital expenditure plan for the 2026 to 2030 time period includes Electric segment investments in transmission assets and solar generation resources. This plan produces a compounded annual growth rate in rate base of 10.0% from the end of 2025 to the end of 2030, and will serve as a key driver in Electric segment earnings growth over this timeframe. Our capital expenditure plan in our Manufacturing and Plastics segments includes investments to bring additional capacity to our operations, providing an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, November 4, 2025, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “confident,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “optimistic,” “opportunity,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2025 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures; rate base levels and rate base growth; risks associated with energy markets; the availability and pricing of resource materials; inflationary cost pressures; attracting and maintaining a qualified and stable workforce; changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin; long-term investment risk; seasonal weather patterns and extreme weather events; future business volumes with key customers; reductions in our credit ratings; our ability to access capital markets on favorable terms; assumptions and costs relating to funding our employee benefit plans; our subsidiaries’ ability to make dividend payments; cybersecurity threats or data breaches; the impact of government executive orders, legislation and regulation including foreign trade policy and environmental; health and safety laws and regulations; changes in tax laws and regulations; the impact of climate change including compliance with legislative and regulatory changes to address climate change; expectations regarding regulatory proceedings, assigned service areas, the construction of major facilities, capital structure, and allowed customer rates; actual and threatened claims or litigation; and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings

About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Investor Contacts:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
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OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share amounts)	2025	2024	2025	2024
Operating Revenues
Electric	$138,597	$130,380	$417,048	$384,696
Product Sales	186,966	207,653	578,911	642,741
Total Operating Revenues	325,563	338,033	995,959	1,027,437
Operating Expenses
Electric Production Fuel	25,442	14,991	56,055	45,009
Electric Purchased Power	9,495	10,735	55,862	42,507
Electric Operating and Maintenance Expense	41,144	43,737	136,830	136,367
Cost of Products Sold (excluding depreciation)	101,198	111,444	311,551	342,962
Nonelectric Selling, General, and Administrative Expenses	17,792	18,829	56,434	55,896
Depreciation and Amortization	29,554	27,051	88,376	79,579
Electric Property Taxes	4,333	3,705	12,788	11,691
Total Operating Expenses	228,958	230,492	717,896	714,011
Operating Income	96,605	107,541	278,063	313,426
Other Income and (Expense)
Interest Expense	(11,790)	(11,173)	(35,063)	(31,225)
Nonservice Components of Postretirement Benefits	304	2,367	2,441	7,197
Other Income (Expense), net	5,990	5,421	15,231	14,491
Income Before Income Taxes	91,109	104,156	260,672	303,889
Income Tax Expense	12,817	18,677	36,553	57,077
Net Income	$78,292	$85,479	$224,119	$246,812

Weighted-Average Common Shares Outstanding:
Basic	41,877	41,800	41,859	41,770
Diluted	42,138	42,081	42,106	42,068
Earnings Per Share:
Basic	$1.87	$2.04	$5.35	$5.91
Diluted	$1.86	$2.03	$5.32	$5.87

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
(in thousands)	2025	2024
Assets
Current Assets
Cash and Cash Equivalents	$325,786	$294,651
Receivables, net of allowance for credit losses	166,694	145,964
Inventories	155,765	148,885
Investments	53,877	753
Regulatory Assets	9,433	9,962
Other Current Assets	25,688	29,826
Total Current Assets	737,243	630,041
Noncurrent Assets
Investments	77,662	121,177
Property, Plant and Equipment, net of accumulated depreciation	2,820,689	2,692,460
Regulatory Assets	97,936	98,673
Intangible Assets, net of accumulated amortization	4,917	5,743
Goodwill	37,572	37,572
Other Noncurrent Assets	67,804	66,416
Total Noncurrent Assets	3,106,580	3,022,041
Total Assets	$3,843,823	$3,652,082

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$—	$69,615
Accounts Payable	95,441	113,574
Accrued Salaries and Wages	32,197	34,398
Accrued Taxes	21,267	17,314
Regulatory Liabilities	21,753	29,307
Other Current Liabilities	35,702	45,582
Total Current Liabilities	206,360	309,790
Noncurrent Liabilities and Deferred Credits
Pension Benefit Liability	32,001	32,614
Other Postretirement Benefits Liability	26,502	27,385
Regulatory Liabilities	296,216	288,928
Deferred Income Taxes	288,013	267,745
Deferred Tax Credits	14,513	14,990
Other Noncurrent Liabilities	105,330	98,397
Total Noncurrent Liabilities and Deferred Credits	762,575	730,059
Commitments and Contingencies
Capitalization
Long-Term Debt	1,043,437	943,734
Shareholders’ Equity
Common Shares	209,528	209,140
Additional Paid-In Capital	433,368	429,089
Retained Earnings	1,187,813	1,029,738
Accumulated Other Comprehensive Income	742	532
Total Shareholders' Equity	1,831,451	1,668,499
Total Capitalization	2,874,888	2,612,233
Total Liabilities and Shareholders' Equity	$3,843,823	$3,652,082

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Operating Activities
Net Income	$224,119	$246,812
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	88,376	79,579
Deferred Tax Credits	(477)	(559)
Deferred Income Taxes	14,527	8,840
Investment Gains	(5,519)	(5,259)
Stock Compensation Expense	8,106	8,082
Other, net	(3,636)	(2,167)
Change in Operating Assets and Liabilities:
Receivables	(20,730)	(29,130)
Inventories	(2,837)	(2,198)
Regulatory Assets	(1,429)	7,209
Other Assets	4,985	(2,785)
Accounts Payable	(8,702)	3,180
Accrued and Other Liabilities	(3,530)	(5,745)
Regulatory Liabilities	(363)	24,083
Pension and Other Postretirement Benefits	(3,941)	(7,167)
Net Cash Provided by Operating Activities	288,949	322,775
Investing Activities
Capital Expenditures	(213,329)	(259,750)
Proceeds from Disposal of Noncurrent Assets	4,957	6,684
Purchases of Investments and Other Assets	(7,642)	(59,100)
Net Cash Used in Investing Activities	(216,014)	(312,166)
Financing Activities
Net Repayments of Short-Term Debt	(69,615)	(14,021)
Proceeds from Issuance of Long-Term Debt	100,000	120,000
Dividends Paid	(66,044)	(58,693)
Payments for Shares Withheld for Employee Tax Obligations	(3,134)	(6,457)
Other, net	(3,007)	(1,791)
Net Cash (Used in) Provided by Financing Activities	(41,800)	39,038
Net Change in Cash and Cash Equivalents	31,135	49,647
Cash and Cash Equivalents at Beginning of Period	294,651	230,373
Cash and Cash Equivalents at End of Period	$325,786	$280,020

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Operating Revenues
Electric	$138,597	$130,380	$417,048	$384,696
Manufacturing	76,951	79,896	237,363	275,961
Plastics	110,015	127,757	341,548	366,780
Total Operating Revenues	$325,563	$338,033	$995,959	$1,027,437

Operating Income (Loss)
Electric	$35,750	$36,471	$88,426	$88,108
Manufacturing	5,690	2,683	13,184	19,699
Plastics	58,957	73,746	189,867	219,136
Corporate	(3,792)	(5,358)	(13,414)	(13,517)
Total Operating Income	$96,605	$107,542	$278,063	$313,426

Net Income
Electric	$27,308	$28,530	$71,211	$69,486
Manufacturing	3,916	2,174	8,930	14,271
Plastics	43,495	54,479	140,038	161,829
Corporate	3,573	296	3,940	1,226
Total Net Income	$78,292	$85,479	$224,119	$246,812